SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) December 17,2003
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                         NATIONAL PENN BANCSHARES, INC.
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             (Exact name of registrant as specified in its charter)


              Pennsylvania             000-22537-01       23-2215075
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       (State or other jurisdiction    (Commission     (I.R.S. Employer
           of incorporation)          File Number)       Ident. No.)


        Philadelphia and Reading Avenues, Boyertown, PA        19512
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        (Address of principal executive office)         (Zip Code)


        Registrant's telephone number, including area code (215) 367-6001
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                                       N/A
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        (Former name or former address, if changed since last report)



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Item 5.  Other Events.
---------------------

         On December 17, 2003, National Penn Bancshares, Inc. ("NPB") and Peoples First, Inc. ("Peoples") entered into an Agreement (the "Agreement") which provides for the merger of Peoples with and into NPB, with NPB surviving the merger (the "Merger"), to be followed promptly by the merger of Peoples' banking subsidiary, The Peoples Bank of Oxford, with and into NPB's banking subsidiary, National Penn Bank, with National Penn Bank surviving such merger as a wholly-owned subsidiary of NPB.

         The Agreement provides for the exchange of 1.505 shares of NPB common stock or $49.54 in cash, or a combination of both, for each share of Peoples common stock. After initial shareholder elections are filed, equitable allocation procedures will be utilized to assure that 70% of Peoples' outstanding shares will be converted into NPB common stock and 30% of Peoples' outstanding shares will be converted into cash. As of the date of the Agreement, there are 2,956,288 shares of Peoples common stock outstanding.

     * Should the average closing price of NPB common stock for the 10 trading-day period ending on the business day two days before the proposed closing date decline to less than $26.57 per share, but not less than $24.24 per share, Peoples would have the right to terminate the Agreement if that decline also was 10% more than the decline in an index of stock prices of a group of comparable Pennsylvania bank holding companies over the same time period.

     * A decline in the average closing price of NPB common stock to less than $24.24 per share during the 10 trading-day period would permit Peoples to terminate the Agreement.

         The Agreement provides for the issuance of stock options for NPB common stock in substitution for stock options for Peoples common stock, to the extent the Peoples stock options remain outstanding on the closing date. The substitute options would reflect the cash transaction price and otherwise be on the same terms and conditions as the Peoples options. There are options outstanding for 85,950 additional shares of Peoples common stock.

         The Merger is intended to be a tax-free exchange for Peoples shareholders to the extent they receive shares of NPB common stock. NPB and Peoples anticipate that closing of the Merger will occur in the second quarter of 2004.

         Upon completion of the Merger and the subsequent merger of the subsidiary banks, The Peoples Bank of Oxford will retain its name and operate as a division of National Penn Bank. Peoples' present directors will be appointed to a new Peoples Bank of

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Oxford  divisional  board of  directors.  One member of  Peoples'  Board will be mutually selected to become a director of NPB and another member of Peoples' Board will be mutually selected to become a director of National Penn Bank. Peoples' President and CEO, Hugh J. Garchinsky, will become President of the Peoples Bank Division. He will also become an Executive Vice President of National Penn Bank, with additional corporate responsibilities.

         The Merger is subject to a number of conditions, including approval by the Board of Governors of the Federal Reserve System and the Department of Banking of the Commonwealth of Pennsylvania, and approval by the shareholders of Peoples. The Merger does not require approval of NPB's shareholders.

         All directors, certain executive officers and greater-than-five percent shareholders of Peoples (collectively holding approximately 25.6 percent of the outstanding shares of Peoples common stock) have agreed (in letter agreements signed with NPB) to vote in favor of the Merger.

         The Agreement provides for Peoples immediately to pay NPB a cash fee of Seven Million Dollars ($7,000,000.00) if Peoples fails to complete the Merger after the occurrence of one of the following events, if NPB is not in material breach of the Agreement:

     * A person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an affiliate of NPB:

          * Acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of Peoples common stock; or

          * Enters into an agreement, letter of intent or memorandum of understanding with Peoples pursuant to which such person or group or any affiliate of such person or group would:

                    *    Merge  or  consolidate,   or  enter  into  any  similar
                         transaction, with Peoples;

                    * Acquire all or substantially all of the assets or liabilities of Peoples; or

                    * Acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of


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                         the then  outstanding  shares of Peoples common
                         stock; or

     * Peoples authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding described immediately above; or

     * The Peoples shareholders vote but fail to approve the Merger at the Peoples Shareholders Meeting, or the Peoples Shareholders Meeting is cancelled, if prior to the shareholder vote or cancellation:

          * The Peoples Board of Directors shall have withdrawn or modified its recommendation that Peoples shareholders approve this Agreement; or

          * There has been an announcement by a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an affiliate of NPB, of an offer or proposal to acquire 10% or more of the Peoples common stock then outstanding, or to acquire, merge, or consolidate with Peoples, or to purchase all or substantially all of Peoples's assets; or

          * Any director or officer of Peoples or other person who has signed a letter agreement, acting jointly or individually, and who, individually or in the aggregate, beneficially owns 1% or more of Peoples' common stock, shall have failed to maintain continued ownership of such stock; or

          * Any director or officer of Peoples or other person who has signed a letter agreement shall have failed to vote the Peoples common stock over which he or she exercises sole or shared voting power (as identified on his or her signed letter agreement), as required by such signed letter agreement.

         The foregoing description of the Agreement and the related letter agreements does not purport to be complete and is qualified in its entirety by reference to the Agreement and the form of letter agreement, which are filed herein as Exhibits 2.1 and 2.2, respectively.

         The Merger is expected to be non-dilutive to NPB's earnings per shares by the end of the first year of combined operations, and accretive to NPB's earnings in the second year. There are a


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variety of factors that could cause the actual results to differ materially from this forward-looking statement. These include, but are not limited to:

     * Expected cost savings from the Merger, including reductions in interest and non-interest expense, may not be fully realized or realized within the expected time-frame.

     * Revenues following the Merger may be lower than expected, or deposit attrition, operating costs, customer losses or business disruption following the Merger may be greater than expected.

     * Commercial loan growth following the Merger may be lower than expected.

     * Competitive pressures among banking and non-banking organizations may increase significantly.

     * Costs, difficulties or delays related to the integration of the businesses or systems of NPB and Peoples may be greater or longer than expected.

     *    Changes in the interest rate environment may reduce interest margins.

     * General economic or business conditions, either nationally or in the region in which the combined company will be doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit.

     * Legislation or regulatory changes may adversely affect the businesses in which the combined company would be engaged

     *    Changes may occur in the securities markets.

         Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statements may be included in NPB's periodic reports filed with the Securities and Exchange Commission.

Item 7.  Financial Statements and Exhibits.
------------------------------------------

(c) Exhibits.
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         2.1      -        Agreement dated December 17, 2003 between National
                           Penn Bancshares, Inc. and Peoples First, Inc.


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         2.2      -        Form of Letter Agreement between Peoples First, Inc.
                           Bank directors, officers or five percent shareholders and National Penn Bancshares, Inc.

         99.1     -        Press Release dated December 18, 2003, of National
                           Penn Bancshares, Inc. (filed pursuant to Item 9 hereof).

Item 9.  Regulation FD Disclosure
---------------------------------

     On December 18, 2003, National Penn Bancshares, Inc. issued a press release concerning its proposed acquisition of Peoples First, Inc. (discussed at Item 5 hereof). This press release is filed herein, as part of this Item 9, as Exhibit 99.




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                                    SIGNATURE
                                    ---------


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         NATIONAL PENN BANCSHARES, INC.


                                                     By/s/Wayne R. Weidner
                                                     ---------------------------
                                                     Wayne R. Weidner
                                                     Chairman and
                                                     Chief Executive Officer


Dated:  December 19, 2003




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                                  EXHIBIT INDEX
                                  -------------


      Exhibit Number              Description
      --------------              -----------

          2.1 Agreement dated December 17, 2003 between National Penn Bancshares, Inc. and Peoples First, Inc.

          2.2       Form  of  Letter  Agreement   between  Peoples  First,  Inc.
                    directors, executive officers and five percent shareholders and National Penn Bancshares, Inc.

          99.1 Press Release dated December 17, 2003, of National Penn Bancshares, Inc. (filed pursuant to Item 9 hereof).